EXHIBIT 99.1

Investor Relations contact:
Jeffrey P. Harris
Tel: 415-278-7933 investor_relations@gymboree.com

Media Relations contact:
Jamie Falkowski
Tel: 415-278-7942 media_relations@gymboree.com

The Gymboree Corporation Announces New Share Repurchase Program

San Francisco, Calif., November 27, 2007 – The Gymboree Corporation (NASDAQ: GYMB) announced that the Company has completed the repurchase of $50 million (approximately 1.4 million shares) of the Company’s outstanding common stock under its share repurchase program authorized by the Board of Directors in July 2007. The Company’s Board of Directors has authorized the Company to utilize an additional $25 million of the Company’s cash reserves and/or cash borrowings to purchase shares of the Company’s outstanding common stock under a new share repurchase program. Purchases under the new share repurchase program will be made from time to time on the open market or in privately negotiated transactions. Depending on market conditions and other factors, purchases under this program may be commenced or suspended without prior notice at any time, or from time to time, through November 30, 2008.

“We continue to be confident about the Company’s outlook for earnings growth throughout the remainder of 2007 and beyond,” said Matthew McCauley, Chairman and Chief Executive Officer. “Given the success of our strategic initiatives and the continued sell-off in the equity markets, I am pleased the Board of Directors has agreed to increase our share repurchase program in our continuing effort to enhance shareholder value.”

About The Gymboree Corporation

The Gymboree Corporation’s specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of November 3, 2007, the Company operated a total of 773 retail stores: 592 Gymboree® stores (562 in the United States and 30 in Canada), 80 Gymboree Outlet stores, 88 Janie and Jack® shops and 13 Crazy 8™ stores in the United States. The Company also operates online stores at www.gymboree.com, www.janieandjack.com and www.crazy8.com, and offers directed parent-child developmental play programs at 540 franchised and Company-operated centers in the United States and 29 other countries.

Forward-Looking Statements

The foregoing paragraphs contain forward-looking statements relating to The Gymboree Corporation’s share repurchase program and future financial performance. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results could vary materially as a result of a number of factors, including the price of our stock and stock market conditions as well as other factors which may affect our future financial performance including customer reactions to new merchandise, service levels and new concepts, success in meeting our delivery targets, the level of our promotional activity, our gross margin achievement, our ability to appropriately manage inventory, general economic conditions, effects of future embargos from countries used to source product, and competitive market conditions. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission, including our annual report on Form 10-K for the year-ended February 3, 2007. These forward-looking statements reflect The Gymboree Corporation’s expectations as of November 27, 2007. The Gymboree Corporation undertakes no obligation to update the information provided herein.

Gymboree and Janie and Jack are registered trademarks of The Gymboree Corporation. Crazy 8 is a trademark of The Gymboree Corporation.

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